Exhibit 99.1

SWS Group, Inc. Reports First Quarter Net Income of $7.7 Million

DALLAS, November 5, 2007 – SWS Group, Inc. (NYSE: SWS) today announced net income of $7.7 million, or diluted earnings per share (EPS) of 28 cents, for its first fiscal quarter ended September 28, 2007, compared with net income of $10.1 million, or diluted EPS of 38 cents, for the first quarter of its prior fiscal year. Net revenues (total revenues less interest expense) were $66.9 million compared with $70.3 million in the first quarter a year ago.

“Better quarterly operating results for clearing and retail brokerage were not enough to offset decreased fees in institutional brokerage,” said Chief Executive Officer Donald W. Hultgren. “Uncertainty in the nation’s credit markets as well as a decline in benchmark interest rates had a negative impact on our institutional fixed income business and, to a lesser extent, our bank.” He added that the first quarter traditionally has not been the company’s strongest and that last year’s first quarter included almost $4 million in fees from two non-recurring institutional transactions.

“The recently announced restructuring of our management team puts new leadership at the forefront of each of our growth initiatives in clearing, brokerage and banking,” Hultgren continued. “We are enthusiastic about our new leadership but realistic about current economic trends and their potential impact on the firm and the bank’s loan portfolio. All in all, we still anticipate a solid year although it may be more difficult to reach our ROE target than last year.”

Net revenues decreased $3.4 million from results reported for the prior year’s first quarter. SWS reported a $6.9 million decrease in net gains on principal transactions, which was partially offset by an increase in commissions of $3.2 million. A reduction in taxable fixed income trading profits was primarily responsible for the overall decrease in trading profits. The prior year’s first quarter included $2.7 million in profit from the restructuring of a commercial mortgage backed security, as well as fee income from a merger and acquisition transaction in corporate finance. Commissions increased as a result of increased retail and institutional volumes and client activity.

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SWS Reports First Quarter Net Income of $7.7 Million / 2

Operating expenses for the quarter declined $621,000, as increased occupancy, equipment and computer service costs of $1.2 million were offset by a decrease of $1.3 million in other expenses and a $620,000 decrease in commissions and other employee compensation.

SWS reported an increase of $221,000 in net interest income from the bank, and a decrease of $710,000 in net interest income from the brokerage segments. Overall, net interest income declined $489,000 for the quarter, from $24.1 million to $23.6 million.

Clearing segment net revenues increased $1.3 million, or 14 percent, and pre-tax income rose $101,000, or 2 percent. The increase in net revenues resulted from increased volume from day trading firms and increased revenues from the correspondents acquired from Ameritrade. In the prior year, the Ameritrade correspondents were charged reduced introductory clearing rates. As a result of the higher volume from day trading customers, tickets processed increased to 7.3 million in the quarter versus 4.4 million in the same period a year ago. The correspondent count at the end of the quarter was 209.

Retail segment net revenues increased $2.1 million, or 12 percent, and pre-tax income rose $264,000, or 9 percent. The increases were largely a result of recruiting more productive registered representatives. Assets under management grew to $7.3 billion from $5.9 billion at the end of the prior year’s first quarter. At quarter’s end, Southwest Securities employed 94 financial advisors in its Private Client Group, and SWS Financial Services served 356 independent contractor brokers

Net revenues from the institutional segment decreased $5.3 million, or 18 percent, and pre-tax income declined $3.1 million, or 30 percent. Volumes in both taxable and municipal bonds improved causing commissions to increase 20 percent from year earlier levels. Investment banking fees decreased 11 percent. Last year’s first quarter included a merger and acquisition transaction, resulting in a decrease in fees of $1.2 million. The decrease in corporate finance was partially offset by a 9 percent improvement in public finance advisory fees. The year earlier quarter also included a $2.7 million fee earned from restructuring a commercial mortgage backed security. The non-recurrence of this transaction is reflected in the current quarter’s large decline in net gains on principal transactions. In addition, lower fixed income inventories in fiscal 2008 have reduced trading profits in both taxable and municipal business units. As a result of the firm’s recruiting efforts, the number of registered sales people in the institutional segment grew to 48 at the end of the quarter.

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SWS Reports First Quarter Net Income of $7.7 Million / 3

Net revenues from the banking segment increased $169,000, or 1 percent, and pre-tax income declined $764,000, or 12 percent. Net interest revenue generated by the bank accounted for 17.8 percent of SWS’ consolidated net revenue for the first quarter compared with 16.6 percent in the same quarter a year ago. The bank’s operating expenses were up 15 percent from the prior year’s first quarter as a result of adding employees and infrastructure to accommodate continued growth.

The bank’s net interest margin declined from the first quarter a year ago, principally because loans could not be generated as rapidly as deposits from brokerage customers causing excess cash to be invested in lower-yielding, short-term investments. The bank has $775 million in funds on deposit from customers of Southwest Securities as of September 30, 2007. This funding source reduces the bank’s reliance on short-term borrowings from the Federal Home Loan Bank and brokered certificates of deposit. Non-performing loans as a percentage of total loans increased to 2.3 percent from 0.9 percent in the prior year’s first quarter.

SWS Group, Inc. is a Dallas-based financial services holding company offering a broad range of services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol, SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc, a full-service brokerage and clearing firm; Southwest Securities, FSB, a community bank; SWS Financial Services, Inc., a brokerage firm serving independent registered reps and their customers, and Southwest Insurance Agency, an insurance agency offering life, health and long-term care insurance and annuities.

This release contains forward-looking statements regarding the company’s future overall performance. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are beyond our control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, customer margin loan activity, creditworthiness of our correspondents and customers, demand for housing, loss of correspondents to self-clearing or as the result of consolidations or otherwise, and those factors discussed in our Annual Report on Form 10-K and in our other reports filed with and available from the Securities and Exchange Commission.

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SWS Reports First Quarter Net Income of $7.7 Million / 4

Non-GAAP Reconciliation

(In thousands except per share amounts)

	1st QTR FY'08	1st QTR FY'07
Income from continuing operation	$7,704	$10,083
Impact of NYX	—	(529)

Adjusted Income from continuing operations	$7,704	$9,554

EPS from continuing operations-diluted-GAAP	$0.28	$0.38
Impact from NYX	—	(0.02)

EPS from continuing operations-diluted-adjusted	$0.28	$0.36

SWS has included the presentation of income from continuing operations and diluted earnings per share from continuing operations, excluding the impact of the gain realized on our investment in NYX common stock. SWS believes this presentation is useful to investors because it is more indicative of SWS’ income from ongoing operations and diluted earnings per share from ongoing operations. Management has provided this information to assist the reader in understanding the impact of our investment in the NYX for fiscal 2007 and fiscal 2008. While management believes these non-GAAP financial measures are useful in evaluating SWS, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.

First Quarter Segment Results

(In thousands)

	First Quarter FY2008		First Quarter FY2007
	Net Revenue	Pretax	Net Revenue	Pretax
Clearing	$10,278	$4,497	$9,027	$4,396
Retail	19,639	3,184	17,545	2,920
Institutional	23,953	7,037	29,240	10,092
Bank	12,491	5,452	12,322	6,216
Other Consolidated Entities	585	(8,224)	2,207	(8,904)

Consolidated	$66,946	$11,946	$70,341	$14,720

FINANCIAL TABLES FOLLOW

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SWS Reports First Quarter Net Income of $7.7 Million / 5

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

September 28, 2007 and June 29, 2007

(In thousands, except par values and share amounts)

	September 28, 2007	June 29, 2007
	(Unaudited)
Assets
Cash and cash equivalents	$192,458	$128,760
Assets segregated for regulatory purposes	331,165	319,265
Receivable from brokers, dealers and clearing organizations	2,708,521	3,117,766
Receivable from clients, net of allowances	318,224	344,125
Loans held for sale	149,982	148,013
Loans, net	761,474	756,037
Securities owned, at market value	109,456	119,621
Securities purchased under agreements to resell	15,609	42,486
Goodwill	7,552	7,552
Marketable equity securities available for sale	10,665	3,793
Other assets	82,504	87,167

Total assets	$4,687,610	$5,074,585

Liabilities and Stockholders’ Equity
Short-term borrowings	$—	$4,000
Payable to brokers, dealers and clearing organizations	2,650,174	3,051,956
Payable to clients	595,908	581,118
Deposits	950,434	897,150
Securities sold under agreements to repurchase	2,961	17,829
Securities sold, not yet purchased, at market value	36,000	63,470
Drafts payable	24,015	25,718
Advances from Federal Home Loan Bank	69,846	66,989
Other liabilities	46,038	59,482

Total liabilities	4,375,376	4,767,712

Minority interest in consolidated subsidiaries	50	426

Commitments and contingencies

Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $.10 par value. Authorized 60,000,000 shares, issued 28,203,471 and outstanding 27,589,529 shares at September 28, 2007; issued 28,197,278 and outstanding 27,491,528 shares at June 29, 2007	2,820	2,819
Additional paid-in capital	268,351	268,575
Retained earnings	44,974	39,729
Accumulated other comprehensive income – unrealized holding gain, net of tax	1,192	1,417
Deferred compensation, net	1,885	1,644
Treasury stock (613,942 shares at September 28, 2007 and 705,750 shares at June 29, 2007, at cost)	(7,038)	(7,737)

Total stockholders’ equity	312,184	306,447

Total liabilities and stockholders’ equity	$4,687,610	$5,074,585

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SWS Reports First Quarter Net Income of $7.7 Million / 6

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

For the three months ended September 28, 2007 and September 29, 2006

(In thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended September 28, 2007	Three Months Ended September 29, 2006
Revenues:
Net revenues from clearing operations	$3,351	$3,071
Commissions	22,172	18,939
Interest	69,205	69,905
Investment banking, advisory and administrative fees	10,041	10,375
Net gains on principal transactions	1,343	8,198
Other	6,428	5,658

Total revenue	112,540	116,146
Interest expense	45,594	45,805

Net revenues	66,946	70,341

Non-Interest Expenses:
Commissions and other employee compensation	40,224	40,844
Occupancy, equipment and computer service costs	6,523	5,340
Communications	2,226	2,186
Floor brokerage and clearing organization charges	1,127	1,170
Advertising and promotional	593	455
Other	4,307	5,626

Total non-interest expenses	55,000	55,621

Income from continuing operations before income tax expense	11,946	14,720
Income tax expense	4,242	4,637

Income from continuing operations	7,704	10,083
Discontinued operations:
Income from discontinued operations	29	41
Income tax expense	(9)	(13)
Minority interest	(3)	(4)

Income from discontinued operations	17	24

Net income	7,721	10,107
Net income (loss) recognized in other comprehensive income	(225)	(25)

Comprehensive income	$7,496	$10,082

Earnings per share - basic
Income from continuing operations	$0.28	$0.38
Income from discontinued operations	—	—

Net income	$0.28	$0.38

Weighted average shares outstanding – basic	27,405,943	26,479,007

Earnings per share - diluted
Income from continuing operations	$0.28	$0.38
Income from discontinued operations	—	—

Net income	$0.28	$0.38

Weighted average shares outstanding – diluted	27,613,315	26,758,790

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CONTACT:	Jim Bowman, Vice President - Corporate Communications, (214) 859-9335
jbowman@swst.com